Exhibit 10.3

CARDINAL HEALTH, INC.

RESOLUTIONS OF THE HUMAN RESOURCES AND

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ADOPTED ON NOVEMBER 6, 2007

NOW, THEREFORE, BE IT RESOLVED, that, effective immediately, and subject to the terms of the plan under which the Nonqualified Stock Option (“Option”) was granted, outstanding Options granted under the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended (the “EIP”), the Cardinal Health, Inc. Broadly-based Equity Incentive Plan, as amended (the “BEIP”), and the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, as amended (the “2005 LTIP”), and the standard form of Option Agreement under the 2005 LTIP shall be amended to add the following provision to the end of the agreement:

“Employment Agreement, Offer Letter or Other Arrangement. To the extent a written employment agreement, offer letter or other arrangement (“Employment Arrangement”) that was approved by the Human Resources and Compensation Committee or the Board of Directors or that was approved in writing by an officer of the Company pursuant to delegated authority of the Human Resources and Compensation Committee provides for greater benefits to Awardee with respect to (i) vesting of the Option on Termination of Employment by reason of specified events or (ii) exercisability of the Option following Termination of Employment, than provided in this agreement or in the plan, then the terms of such Employment Arrangement with respect to vesting of the Option on Termination of Employment by reason of such specified events or exercisability of the Option following Termination of Employment shall supersede the terms hereof to the extent permitted by the terms of the plan under which the Option was granted.”

RESOLVED, further that, effective immediately, subject to the terms of the plan under which the Restricted Share Units (“RSUs”) and restricted shares were granted, all outstanding RSUs and restricted shares granted under the EIP, the BEIP and the 2005 LTIP and the standard form of Restricted Share and RSU Agreements under the 2005 LTIP shall be amended to add the following provision to the end of the agreement:

“Employment Agreement, Offer Letter or Other Arrangement. To the extent a written employment agreement, offer letter or other arrangement (“Employment Arrangement”) that was approved by the Human Resources and Compensation Committee or the Board of Directors or that was approved in writing by an officer of the Company pursuant to delegated authority of the Human Resources and Compensation Committee provides for greater benefits to Awardee with respect to vesting of the Award on Termination of Employment, than provided in this agreement or in the plan, then the terms of such Employment Arrangement with respect to vesting of the Award on Termination of Employment by reason of such specified events shall supersede the terms hereof to the extent permitted by the terms of the plan under which the Award was made.”

RESOLVED, further, that, to the extent that the Option Agreements, Restricted Share Agreements and RSU Agreements under the EIP, BEIP, or 2005 LTIP, including specifically the Nonqualified Stock Option Agreement entered into with R. Kerry Clark, dated April 17, 2006, and the Restricted Share Units Agreement entered into with Mr. Clark, dated April 17, 2006, are inconsistent with the foregoing resolutions, they shall be deemed to be amended accordingly.